Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2019	July 28, 2019	October 31, 2018	October 31, 2019	October 31, 2018

Revenue	$156,257	$138,112	$144,660	$550,660	$535,276

Cost of goods sold	118,098	107,542	109,236	429,819	403,773

Gross profit	38,159	30,570	35,424	120,841	131,503

Operating Expenses:

Selling, general and administrative	12,140	13,124	13,504	52,326	51,395

Research and development	4,543	4,046	3,906	16,394	14,481

Total Operating Expenses	16,683	17,170	17,410	68,720	65,876

Operating income	21,476	13,400	18,014	52,121	65,627

Other (expense) income, net	(6,111)	(348)	2,307	(1,420)	2,944

Income before income taxes	15,365	13,052	20,321	50,701	68,571

Income tax provision	2,327	3,218	3,552	10,210	7,335

Net income	13,038	9,834	16,769	40,491	61,236

Net income attributable to noncontrolling interests	3,338	3,487	4,282	10,698	19,181

Net income attributable to Photronics, Inc. shareholders	$9,700	$6,347	$12,487	$29,793	$42,055

Earnings per share:

Basic	$0.15	$0.10	$0.18	$0.45	$0.61

Diluted	$0.15	$0.10	$0.18	$0.44	$0.59

Weighted-average number of common shares outstanding:

Basic	66,230	66,313	67,894	66,347	68,829

Diluted	66,862	66,570	73,921	69,155	74,821